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                                                                       EXHIBIT 5



                                 July 2, 2001



Superior Financial Corp.
16101 LaGrande Drive, Suite 103
Little Rock, Arkansas 72223

  Re:  Registration Statement on Form S-8 relating to the Superior
         Financial Corp. 1998 Long-Term Incentive Plan


Members of the Board:

     We have acted as counsel to Superior Financial Corp. (the "Company")in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement") relating to 1,008,050 shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), to be offered pursuant to the Superior Financial Corp. 1998 Long-Term Incentive Plan (the "Plan") and related interests in the Plan.

     In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plan and agreements thereto, the Company's Certificate of Incorporation, Bylaws, resolutions of its Board of Directors and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

     Based upon the foregoing, it is our opinion that the shares of Common Stock and interests in the Plan covered by the Registration Statement will, when sold, be legally issued, fully paid and non-assessable.

     We hereby consent to the inclusion of our opinion in this Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                   Sincerely,

                                   MILLER, HAMILTON, SNIDER & ODOM, L.L.C.



                                   /s/ Miller, Hamilton, Snider & Odom, L.L.C.